Exhibit 10.4

Schedule of the Owners of Company-Managed Texas Roadhouse Restaurants and the
Interests Held by Directors, Executive Officers and 5% Stockholders Who Are Parties to
Limited Partnership Agreements and Operating Agreements

As of December 30, 2025

HIDDEN_ROW
Entity Name	Restaurant Location	Percentage of Holdings’ Interest	Actual Management Fee Charged	Percentage Owned by Executive Officers, Directors & 5% Stockholders
Roadhouse of McKinney, Ltd.	McKinney, TX	5.0%	0.5%	2.0	%(1)
Roadhouse of Temple, Ltd.	Temple, TX	5.0%	0.5%	2.0	%(2)
Texas Roadhouse of Brownsville, Ltd.	Brownsville, TX	5.09%	0.5%	3.06	%(1)
Texas Roadhouse of Mansfield, Ltd.	Mansfield, TX	52.5%	3.5%	34.5 2.0	%(1) %(2)

(1)	The ownership percentages listed for these restaurants are owned by Gerald L. Morgan, the Company’s Chief Executive Officer and Executive Vice Chairman.
(2)	The ownership percentages listed for these restaurants are owned by L. Paul Marshall, the Company’s Chief Growth Officer.